Exhibit 10.12

Dated as 29 of March 2002

China-Singapore Suzhou Industrial Park Development Co., Ltd.

And

Phillips Semiconductors (Suzhou) Co., Ltd.

CONTRACT FOR CUSTOM-BUILT LEASE FACTORY

Phase 1A

Contract No.: L/B2002-03-1

March 29, 2002

Lessor:                     China-Singapore Suzhou Industrial Park Development co., Ltd. with its address at 12 Floor, International Building, No. 2 Suhong Road, Suzhou Industrial Park, Jiangsu Province, People’s Republic of China, and its Legal Representative is Cheng Deming. (hereinafter referred to as: “Party A”)

Lessee:                    Phillips Semiconductors (Suzhou) Co., Ltd., with its legal address at 188 Suhong XI Road, Suzhou Industrial Park, Jiangsu Province, People’s Republic of China; and its legal representative is Robert Westerhof. (hereinafter referred to as: “Party B”)

In accordance with the Contract Law of People’s Republic of China and other related laws and regulations, both Party A and Party B, after friendly negotiation, agree to enter into and sign this Custom-built Factory Lease Contract (hereinafter referred to as: “Contract”) for the purpose of defining their respective rights and obligations.

Article 1      Specifications, Location and Size

1.1                         Party A shall in conformity with the Construction Requirements of Party B as further specified in Annex 1 hereto (hereinafter referred to as “Construction Requirements”) assign the design and be responsible for construction of a custom-built factory for the use of Party B (hereinafter referred to as: “Factory”) in accordance with relevant laws and regulations. The Lay out drawing of the Building, as modified from time to time with the written confirmation made by both Parties, is attached hereto as Annex 2. Upon Final Acceptance (as defined hereinafter), Party B shall lease the Factory to Party A. The total construction area shall be approximately thirty-three thousand square meters (13,000 m2), subject to the final survey result made by the competent survey company who is approved by governmental authority.

1.2                         The Site on which the Factory shall be built is located on the North of the Suhong Xi Road within the Suzhou Industrial Park as indicated in Annex 3 hereto (hereinafter referred to as: “Site”). The land area is 44,823.68 square metres.

Article 2      Construction

2.1                         Party A shall, base on the Construction Requirements, select one or more subcontractors (hereinafter referred to as: “Subcontractor(s)”) to conduct the construction. To the extent permitted by law, Party A shall be fully liable for the Subcontractor(s).

2.2                         Each Party shall appoint one person to organize the acceptance group to test whether the Factory and the Site are in conformity with the Construction Requirements hereinafter referred to as: “Acceptance Test”).

Upon successful passing of the Acceptance Test, Party A and Party B shall sign a Certificate of Final Acceptance in duplicate, one for each Party (hereinafter referred to as “Final Acceptance”). Unless and until the Site and/or the Factory fulfill the conditions set out in the Construction Requirements, Party A shall promptly make for its own account the necessary repairs, modifications and adjustments and shall upon completion thereof offer the Site and Factory, as the case may be, again for Acceptance Test and to sign Certificate of Final Acceptance.

Upon successful passing of the Final Acceptance, Party A will deliver to Party B a certified copy of the Certificate of Land Use Right of the Site, the Property Ownership Certificate of the Factory and the Building Lease Permit with respect to the Factory, citing that Party A is the duly owner of the land use right of this Site and the Factory. As for the failure to provide Party B with the above-mentioned Certificates due to the failure of passing the fire prevention test or due to reasons not caused by Party A, e.g. the installation of supporting factory infrastructure facilities, a copy of such Certificates shall be provided by Party A to Party B once obtained by Party A. All above actions shall not affect the installation of Factory facilities and production equipment, provided that the design drawings of which have been approved by relevant government authority(ies).

2.3                         Part A shall organize the construction in accordance with relevant laws and regulations with respect to the public bidding and discussion of tender.

2.4                         Failure to fulfill the obligations under the Article 2.11, 2.12 and 2.13 for reasons not caused by Party B or under the event of Force Majeure, Party  B is entitled to claim from Party A, including but not limited to the compensation for construction delay and construction suspension as well as penalty in the amount of RMB 0.4% (point four pro mille) of total construction cost for every day of delay period, however, with the total amount of compensation to be paid by Party A for losses incurred by Party B herein not exceeding 2.5% (two and half percent) of the total construction cost.

The Party B may, without prejudice to any other method or recovery, deduct the amount of penalties of such damages from any amount due or to become due to Party A.

2.5                         Failure to fulfill the obligations under the Article 2.11, 2.12 and 2.13 for reasons caused by Party B, Party A is entitled to claim from Party B, including but not limited to the compensation for construction delay and construction suspension as well as a penalty in the amount of RMB 0.4% (point four pro mille) of total construction cost for every day of delay period, with the total amount of compensation to be paid by Party A for losses incurred by Party B herein not exceeding 2.5% (two and half percent) of total construction cost.

2.6                         With the understanding that the fire prevention test will not be proceeded until the completion of internal decoration, Party A and Party B hereby agree that the Acceptance Test may be conducted prior to acquirement of the Certificate of Fire Prevention Test. However, failing to pass the Fire Prevention Test due to the reason of Party A, the Final Acceptance Certificate for the Factory shall not be signed and Party A shall take remedial measures to pass the Fire Prevention Test. The above actions shall not affect the Installation of Factory facilities and production equipment, provided that the Design Drawings of which have been approved by relevant government authorities.

2.7                         The above payment or deduction of such compensation shall not relieve Party A from his obligation to complete the Factory and Site, or from any other of his obligations and liabilities under the Contract including any claim for damages or losses as a consequence of the failure to comply with the time of completion.

2.8                         An independent construction auditing organ with the qualification of auditing the construction price, recognized by the related government authorities shall be jointly selected by both parties to certify the actual price listed in Article 10.2(ii) at the time of the Final Acceptance.

Both parties shall jointly be responsible for the cost control of the construction of the Factory and ensure that the total construction costs of the Factory does not exceed USD three (3) million, regardless of the findings from such construction auditing organ, except for the cost of the design changes or engineering claims for the reasons not caused by Party A.

2.9                         Party A will provide all construction related documentation that Party A should provide, as required by Party B for applying the necessary certificates and approval from the government authority.

2.10                   Party B will provide all construction related documentation that Party B should provide, as required by Party A for applying the necessary certificates and approvals from the government authority.

2.11                   Party B shall have the right to enter into the Factory building to engage in the installation of supporting Factory infrastructure facilities after 75 days of the signing of the Contract.

2.12                   A Civil Test Certificate (excluding the outdoor construction and elevator installation) shall be acquired by Party A after 120 days of the signing of the Contract provided that a Construction Planning Permit for Factory building and Supporting Factory Infrastructure Facilities shall be acquired (and Party A has an obligation to acquire) within 75 days of the signing of the Contract.

2.13                   An Acceptance Certificate of the Factory’s outdoor construction and elevator installation shall be obtained by Party A after 150 days of the signing of the Contract, provide that the progress of outdoor construction is not affected by the construction of supporting Factory infrastructure facilities.

Article 3      Purpose of the Factory

The Factory shall be used by Party B for industrial and related offices purposes only. Without permission of Party A, Party B shall not use the Factory for any other purpose.

Article 4      Lease and Lease Term

4.1                         Party A and Party B hereby agree that Party A will lease to Party B, and Party B will accept such lease, the Factory and the Site at the terms and conditions as set forth herein (hereinafter referred to as: “Lease”). The lease term of the Factory (hereinafter referred to as: “Lease Term”) shall commence from the date of June 1, 2002 and shall expire 10 calendar years, each calendar year equaling 365 (three hundred and sixty five) days. During the first 5 Calendar Years of the Lease Term, the Lease can not be terminated and the rental payment for such 5-year period shall be fully made by Party B even if Party B terminates this Lease earlier (hereinafter referred to as: “Guaranteed Lease Term”), unless Party B exercises its purchase option as referred to in Art. 10 herein during such Guaranteed Lease Term.

4.2                         Following the expiration of the Guaranteed Lease Term and any renewed period, Party B may unilaterally terminate the Contract by delivering to Party A written notice three months prior to the termination date. Party B shall return the Site, as extended from time to time, and the Factory to Party A and shall compensate for any of Party A’s direct losses and damages incurred by delay of such returning due to Party B’s failure. Party B shall return the Site, as extended from time to time, and Factory after the termination of the Lease term at the statue as agreed on by the Certificate of Final Acceptance (or any agreed on modification by Party A thereof) except for normal wear and tear. Party B shall make for its own account the necessary repairs, modifications and adjustments to turn the Site and/or Factory into the said status.

4.3                         Subject to the agreement between the Parties on the new rental fee, the term and conditions of any renewed lease contract shall be substantially the same as to this Contract.

Article 5      Rental Payment

5.1                         The rental fee for the Factory and the Site is fixed for the first 5 years of the Lease Term (hereinafter referred to as: “Fixed Rental Period”) and equals three point five United State Dollars per squire meter per month (USD 3.5/m(2) per month). The total amount of rental payment in the Fixed Rental Period is indicated in Annex 4. The total monthly rental shall be approximately 45,500 USD (such total monthly rental shall be adjusted in once in the first then monthly rental payable by Party B right after the survey result as mentioned in Article 1.1 herein has been issued).

After the Fixed Rental Period, Party A shall have an option to adjust the rental payment only subject to the inflation rate issued by the Statistical Bureau of China in the concerned year, and shall not exceed (5%) percent of the rental payment of the previous year.

5.2                         The rental fee shall as from the date of June 1, 2002 be paid by Party B every calendar quarter within twenty-one days of the commencement of the calendar quarter upon receipt of an invoice from Party A. Any payment delay from Party B will be subject to the penalty of two point five (0.025%) per cent over the delayed amount calculating every day from the delay period. In case, due to the reason of Party A, the Civil Test Certificate of the Factory or Acceptance Certificate of the Factory’s outdoor construction and elevator installation is not timely obtained according Art. 2.12 and 2.13 or the fire prevention acceptance is not passed, Party B is entitled not to pay the rental for the delaying period.

5.3                         In case Party B pays the Rental in Renminbi. The exchanged rate between Renminbi and United States Dollars shall be the middle rate between United

States Dollars and Renminbi published by Bank of China on the date of actual payment.

5.4                         If the due date for any payment falls on Saturday, Sunday or any public holiday of PRC, that date shall be extended to the first working day after such Saturday, Sunday or public holiday in the PRC.

Article 6           Deposit

6.1                         Party B shall pay to Party A the deposit in the amount of 6 months rental payment at the time of the first rental payment.

6.2                         The deposit paid by Party B will be set-off and treated as of the 6 months rental payment from Party B after the lease of 12 month Lease Period.

Article 7           Obligations for Lessee

7.1                         The ownership of the Factory building belongs to Party A within the Contract period. With Party A’s written consent, Party B shall not transfer, sublease, mortgage or invest all or part of the Factory to any third party, or any other action that infringes Party A’s ownership. Party B shall take good care of the Factory and keep it in good condition, and make the rental fee payment as scheduled.

7.2                         The fixed assets of Party B kept at the Site shall be at Part B’s risks and expenses.

7.3                         Party B shall take good care of the Factory to repair and maintain it at its own cost and expenses, however, Party A shall be liable for such cost and expenses within the guaranteed period  as stipulated in relevant laws and regulations. Party A is entitled to inspect the use and maintenance of the Factory from time to time, and Party B shall facilitate such inspection.

7.4                         Party B shall be liable for any claim and compensation from any third Party for the damage suffered by third Party caused by the improper use of the Factory building by Party B.

Article 8           Obligations for Lessor

8.1                         During the term of this Contract, the right to use the Factory belongs to Party B, and Party A shall be liable for any third party’s claim against the ownership of the Factory due to the reason of Party A, which shall not affect the use right of Party B hereof. Party A shall indemnify Party B for any loss suffered thereof.

8.2                         Prior to the Final Acceptance, Party A shall allow Party B to conduct Internal installation provided that such internal installation does not affect the normal construction progress of Party A. Before the internal installation takes place, the Acceptance Test of the part of the Factory where such internal installation shall take place should have been passed by both Parties.

8.3                         Party A shall be responsible for procuring an all risk insurance for the Factory and Site for the agreed catalogue of insurance at Party B’s cost and expenses. In case any accident happens, the insurance compensation from the insurance company for such accidents shall be used to cover the repairing and maintenance of the Factory and Site. Party A shall provide to Party B a copy of annual insurance policy on each third quarter of every year.

8.4                         Party B may sublease any part of the Factory to its affiliate(s) provided that a prior written notice is sent to Party A for such sublease, and Party A shall provide its assistance and support to acquire the registration of such sub-lease.

8.5                         Party A shall not sell and/or transfer all or part of the Factory building to those who may engage in the similar business to that of Party B’s during the Contract period of Party B.

8.6                         Party A may terminate the Contract only when Party B substantially breaches the Contract including delay of the rental payment for over three (3) months without any reason.

Article 9           Representations and Warranties

Party A represents and warrants that:

9.1                         the lease to Party B of the Factory and Site, as extended from time to time, are permitted, entitled and authorized to such lease;

9.2                         no further approval or permission is required with respect to the rental fees, as adjusted from time to time, as referred to in Article 5 hereof;

9.3                         the industrial and office use of the Site, as extended from time to time, and the Factory as included in the business scope of Party B is permitted.

9.4           Party B, as long as it is in compliance with the relevant governmental rules and regulations during the term of the Lease Term, shall not be disturbed in its normal use of the Site, as extended from time to time, and the Factory;

9.5           The construction of the Factory has been approved by the relevant Chinese authorities and complies with all applicable Chinese rules and regulations including safety and environmental regulations;

9.6           Party B shall not be liable for any soil and ground water pollution prior to the date of Final Acceptance. Both parties shall have a qualified environmental inspection authority to test the soil and ground water and to provide a related report before signing the Certificate of Final Acceptance.

In case Party A fails to comply with these warranties and representations, it shall indemnify to Party B for all losses, damages, costs and expenses incurred by Party B as a consequence of such non-compliance.

Article 10 Purchase Option

10.1         Party A hereby grants Party B during the Lease Term the irrevocable and unconditional right to purchase and obtain the unrestricted title with full and transferable ownership of the Factory and/or Site (or part of the Site), as extended from time to time (including, but not limited to, the land use right and the Property Ownership) as to be further laid down in a purchase contract. Party B may exercise this option by issuing a written notice to Party A three (3) months in advance.

10.2         The purchase price (hereinafter referred to as: "Purchase Price") is calculated on the basis of the following formula:

Purchase Price = A - B + C + D

A             represents the total investment by Party A with respect to the Factory and the Site, as extended from time to time, composing of the following expenditures:

(i)            fee as paid or to be paid by Party A to obtain the land-use right to the Site (the price shall be fixed at eighteen United States Dollars (USD18/m2), as extended from time to time; plus

(ii)           actual amount(s) paid by Party A to the Subcontractor(s) and any related payments to design institute, project supervisors and architects as well as their interests cost (but excluding the penalty and compensation caused by Party A), all to be agreed on following the date of Acceptance; plus

(iii)          the following taxes and duties payable by Party A regarding the sale of the Factory and Site to Party B:

a.    Business Tax over the Purchase Price;

b.    Stamp Duty in respect of the purchase contract mentioned above;

c.    Public Notary Fee over the purchase contract for the above transaction (excluding 50% of the Public Notary Fee to be born by Party B for the Transfer of land use right of the said Site);

d.    Education Surcharge;

B             represents the total amount of rental fees paid by Party B to Party A up to the date of transfer of the Factory and the Site, as extended from time to time, as a consequence of the exercise of this Purchase Option;

C             represents the total amount of interest at the fixed rate of 5.88% as calculated over the total amount under A plus D minus B hereof as from the date of June 1, 2002 until the date when Party B pays up the Purchase Price.

D             represents the total amount of the following taxes paid by Party A during the Lease Term:

a.     Business Tax with respect to rental payments;

b.     Education Surcharge;

c.     Stamp Duty in respect of this Contract;

d.     Real Estate Tax (after the Guaranteed Lease Term).

10.3         The Purchase Price shall be payable upon the completion in full of the transfer of above title and ownership.

10.4         Party A hereby represents and warrants that:

(i)                the title and ownership of the Factory and the Site, as extended from time to time, is complete and full and free of any lien, encumbrances, mortgages and the like;

(ii)               all required fees (including but not limited to the land use right fee and taxes for acquiring and exercising said title and ownership) are paid in full by Party A up to the date that the Certificates of the Ownership of the Factory Building and the Land Use Rights of the Site, as extended from time to time, as referred to in Article 2.2 herein, are delivered to Party B, and Party B does not need to pay any fee on such transfer of the land use right;

(iii)              Party A has obtained all required approvals, permits and the like to execute said transfer;

(iv)             the relevant Chinese rules and regulations allow the Factory and the Site, as extended from time to time, to be used for industrial operations, including those operations in the scope of Party B and

(v)              that the term of the relevant land use rights shall be the rest of 50 calendar years commencing from January 1, 2001.

10.5         Party A will at its own costs and expenses provide the following documents within four (4) months following the execution of the purchase contract by both parties, and Party B shall pay up the Purchase Price simultaneously to Party A:

(i)                the original Certificate of Land-use Right as granted (not allocated) with respect to the Site, as extended from time to time; and

(ii)               the original Property Ownership Certificate with respect to the Factory.

10.6         When paying the above mentioned Purchase Price, Party B shall also pay the actual corporate income tax paid by Party A as a result of the Rental it receives from Party B herein, which shall be deemed as part of the Purchase Price. In the case that the taxable income as shown in Party A’s accounts could deduct the capital loss incurred from the Purchase Price received from Party B ("Capital Loss"), then the tax benefit incurred from part or all of such Capital Loss should be deducted hereof ("Deductible Amount"). (hereinafter referred to as "Party A’s CIT")

Party A’s CIT shall be calculated with reference to Annex 5, should be supported by relevant documents to be provided by Party A including complete audited annual accounts of Party A and confirmed by Party B before Party B pays the Purchase Price and Party A’s CIT.

Any remaining portion of the Deductible Amount enjoyed by Party A for loss covering in the following years shall be refunded to Party B.

Article 11 Land Reservation

Party A agrees to reserve for two (2) years from the signing date of this Contract, a piece of land indicated in Annex 2A for Party B (hereinafter referred as "Reserved Land"). Party B shall sign the Land Use Right Transfer Contract in respect of the Reserved Land with Party A within such period.

Unless otherwise agreed between the Parties, the purpose of Reserved Land shall be the same as of this Contract.

Article 12 Force Majeure

Neither Party shall be liable for any damages or losses nor have the right to cancel for any delay or default in performance hereunder if such delay or default is caused by conditions beyond its reasonable control and what is not foreseeable including acts of God, government imposed prohibition on the use of the Site and the Factory, wars, insurrections, fires and floods; provided, however, that either Party shall have the right to terminate this Contract upon sixty (60) days prior written notice if the delay or default of the other Party due to any of the above-mentioned causes continues for a period exceeding two (2) months.

Article 13 Taxes, Duties and Other Levies

Party A shall be responsible to pay all taxes, levies and duties in respect of the Site, as extended from time to time, and Factory (including, but not limited to, business tax, land use tax, real estate tax, and income tax). Stamp duties shall be paid by each party in accordance with the law.

Article 14 Applicable Law and Disputes Settlement

This Contract is governed and construed by the laws and regulations of the People’s Republic of China. Any dispute or claim arising out of or in connection with this Contract, including any question regarding its existence, validity, or termination may be settled through amicable discussions between the parties and if any agreement between the parties cannot be reached within fifteen (15) days after written notification from one party to the other party of the existence of the dispute, such dispute or claim shall be referred to and finally settled through arbitration by China International Economic and Trade Arbitration Commission Shanghai Branch ("Arbitration") in accordance with the Arbitration Rules of the China International Economic and Trade Arbitration Commission ("CIETAC"). The law applicable to the Arbitration shall be the laws of the People’s Republic of China. The arbitrators shall be appointed in accordance with the CIETAC Rules whereby one arbitrator shall be appointed by Party A, one by Party B and a third one by the arbitrators appointed by Party A and Party B, respectively. The language to be used in the Arbitration proceedings shall be Chinese and English. The Arbitration costs shall be born by one party or parties as decided by the arbitration award.

Article 15 Effectiveness and Language Versions

This Contract is written in English and Chinese language, both having the same effectiveness and each Party shall have one originally executed copy in English and Chinese language. This Contract and its Annexes which shall form an integral part thereof, shall enter into force after being executed and affixed by both parties.

SIGNED by
the authorized representative of
CHINA-SINGAPORE SUZHOU
INDUSTRIAL PARK
DEVELOPMENT CO., LTD

[Illegible Stamp]

SIGNED by
the legal representative of
PHILIPS SE
(SUZHOU CO., LTD.

[Illegible Stamp]

Annex 1:                Construction Requirements

A             Construction Range

Civil construction of warehouse:

Pile foundation

Main building

Doors and windows

Roof

Renovation Decoration:  Only include paint dope for inner & outer walls and sunshade roof, decoration in toilet (floor tile brick, wall tile brick, partition, mirror, floor board, dryer, suspended ceiling), floor tile brick in stair well.

Water supply and sewerage work:  Only include rainwater drainage and drainage in toilet.

Ventilation and illumination: Only include ventilation and built-in piping fittings in toilet.

Electrical works: Only include lightening proof and grounding system.

Purchase and installation of elevator.

Civil construction Earthwork for the power house of Engine Room

Pile foundation

Main building

Doors and windows

Roof

Decoration Renovation:  Only include paint dope for inner & outer walls and sunshade roof, decoration in toilet (floor brick, wall brick, partition, mirror, floor board, dryer, suspended ceiling), floor brick in stair well.

Water supply and sewerage work: Only include rainwater drainage and drainage in toilet.

Ventilation and illumination: Only include ventilation and built-in fillings in toilet.

Electrical works: Only include lightening proof and grounding system.

Appurtenant work for the power house of Engine Room and warehouse

Outdoor road: Include underground drainage and sewerage pipe

Outdoor service pipe

Outdoor Fire hydrant: loop Dual feed, outdoor fire hose is included

Power supply: Two 15000 KVA cable duct. One cable to the substation will be put in.

Street Lamp: Include the circuit (from the Lamp control box to the ring circuit)

Landscaping Greenery

Fence, Main gate, Guardroom

Parking lots, bicycle parking place

Water Pool

Chemical article warehouse

Pipe Rack frame (From Engine Room power house to warehouse)

B             General construction requirement:

1              Roof:  Heat prevention. 2.5cm-width (CHINESE CHARACTERS) thermal insulating board

2              Roof:  Waterproof. YUWANG APP waterproof coiled materials

3              Moisture proof layer:  Hai Long Jiang JUYLIAN SBC moisture proof coiled materials

4              Paint Dope for inner wall and sunshade roof:  NANBAO 815 water cement paint

5              Paint Dope for outer wall:  NANBAO 815 paint

6              Sanitary ware:  HCG

7              Floor tile brick and inner wall tile brick:  Suzhou Roma Rome or the equivalent brand

8              Doors and windows:  Anodized aluminum alloy doors and windows

9              Elevator:  Odis

10            Outdoor road:  Concrete road. Trunk road:  9 meter in width, branch road: 6 meter in width. Floor loading:  (CHINESE CHARACTER)-20

11            Sewerage Pipe:  UPVC pipe. Diameter is no less than 300

12            Drainage pipe:      concrete pipe.  Diameter is no less that 450

13            Outdoor service pipe:  Diameter:  150

14            Outdoor fire fighting pipe:  loop Dual feed. Diameter:  150

15            Road Lamp:  8 meters in height. Phillips brand

16            Landscaping Greenery:  Manila grass and (CHINESE CHARACTERS) grass

17            Fence:  Cast-iron guardrail

C             Special requirement

1              Rolling Door:  Color steel plate

2              One gate with three rolling doors each to the south and north of the warehouse. The width of the rolling doors is 3m, 3m and 2m respectively. Slope is needed at the area with 2m-width door for the entry of Forklift.

3              For equipment lifting, a air gas-tight door (2.25m in width and 2.5m in height) are needed at the exposed wall of the production hall warehouse workshop

4              Power:  Grounding nets (power system, lightening-proof system, anti-static system) under each building with grounding device set aside (include test point). Ground resistance should be less than 1 ohm.

5              One staircase to footpath at the roof for both Engine room and powerhouse and warehouse each (From stair well)

6              White cement and 801 glue to be brushed at the roof sunshade (include concrete girder) of warehouse workshop (include pipeline room). Before the white cement ossified, polish at the uneven area is required.

7              Cover the hole at the floor of pipeline room of 2nd and 3rd floor of the warehouse with heat-treated zinc-coated skid-proof iron plate, fastened with bolt. For the thickness of the plate, as long as it can stand the worker operators and is not out of shape.

8              Warehouse elevator:  Both for passengers and cargo (Loading 2000kg, inner size 2000(L) x 1800(W) x 2100(H). Two sets of control button and Time-delay switch. Two doors opened at the south and north respectively for one of the elevators.

9              Except for the workshop and suspended ceiling, white cement paint at the inner wall, the bottom of the girder and floor.

10            Decoration at the toilet:  Wall bricks and floor bricks, suspended ceiling with FC board, FUMEIJIA partition, Store room at toilet.
Sanitary ware:  HCG brand, Middle level above.
Inductor at the washroom.

11            Decoration at Stair well:  Floor tile bricks (skid-proof), white cement paint. Stainless steel guardrail for stairs.

12            All out door are Stainless steel safety door except for rolling door

13            Asbestos construction materials are prohibited.

14            Roof loading for warehouse:  500kg/m2. Floor loading for warehouse, Roof and floor payload loading of Engine room and Powerhouse:  1000kg/m2.

15            Requirement for hazzardous articles warehouse, water pool and piping racks will be provided by Phillips separately.

D             Inspection

In accordance with the relevant national inspection regulation and the special requirement required provided by Phillips.

Annex 2:                Layout Drawing of Factory Building

Annex 2A:             Map of Reserved Land

Annex 3:                Redline Plan

Annex 4:                Rental Payment Schedule

Annex 5:                Calculation Table for Party A’s Corporate Income Tax